Exhibit 4.3

JAMES MONROE BANCORP, INC.

2003 EQUITY COMPENSATION PLAN

1.             Purpose of Plan.

The purpose of this James Monroe Bancorp, Inc. 2003 Equity Compensation Plan is to promote the long-term interests of James Monroe Bancorp, Inc. and its wholly-owned subsidiary, James Monroe Bank, by (i) motivating key personnel and directors through the grant of equity compensation, (ii) furthering the identity of interests of Participants with those of the shareholders of the Corporation through the ownership of the Common Stock of the Corporation and (iii) permitting the Corporation to attract and retain key personnel and directors upon whose judgment and efforts the successful conduct of the business of the Corporation largely depends. Toward this objective, the Committee may grant stock options, stock appreciation rights, restricted stock awards, phantom stock and/or performance shares to Key Employees of the Corporation and its Subsidiaries, and to non-employee directors of the Corporation and its Subsidiaries, on the terms and subject to the conditions set forth in the Plan.

2.             Definitions.

2.1           “Administrative Policies” shall mean the administrative policies and procedures, if any, adopted and amended from time to time by the Committee regarding the administration of the Plan.

2.2           “Award” shall mean any form of stock option, stock appreciation right, restricted stock award, phantom stock or performance share granted under the Plan, whether singly, in combination, or in tandem, to a Participant by the Committee pursuant to such terms, conditions, restrictions and limitations, if any, as the Committee may establish by the Award Agreement or otherwise.

2.3           “Award Agreement” shall mean a written agreement with respect to an Award between the Corporation and a Participant establishing the terms, conditions, restrictions and limitations applicable to an Award. To the extent an Award Agreement is inconsistent with the terms of the Plan, the Plan shall govern the rights of the Participant thereunder.

2.4           “Board” shall mean the Board of Directors of the Corporation.

2.5           “Change In Control” shall mean a change in control of the Corporation of a nature that would be required to be reported (assuming such event has not been previously reported) in response to Item 6(e) of Schedule 14A of Regulation l4A promulgated under the Securities Exchange Act of 1934  (or a successor provision thereto), provided that, without limitation, a Change In Control shall be deemed to have occurred at such time after the Effective Date as (i) any “person”, within the meaning of Section 14(d) of the Exchange Act, becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 50% or more of the combined voting power of the Corporation’s then outstanding securities, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof unless the election or the nomination for election, by the Corporation’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

2.6           “Change In Control Price” shall mean the higher of (i) the mean of the high and low trading prices for the Corporation’s Common Stock on the Stock Exchange on the date of determination of the Change In Control or (ii) the highest price per share actually paid for the Common Stock in connection with the Change In Control of the Corporation.

2.7           “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.8           “Committee” shall mean the entire Board of Directors of the Corporation, or such other committee designated by the Board, authorized to administer the Plan under Section 3 hereof. The Committee, in its discretion, may delegate to a senior executive officer of the Corporation all or part of the

Committee’s authority and duties with respect to Awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. In the event of any such delegation, references herein to the “Committee” shall, to the extent of such permitted delegation, be deemed to be references to such senior executive officer as well. The Committee may revoke or amend the terms of a delegation at any time, but such action shall not invalidate any prior actions of any such senior executive officer that were consistent with the terms of the Plan.

2.9           “Common Stock” shall mean Common Stock, par value $1.00, of the Corporation.

2.10         “Corporation” shall mean James Monroe Bancorp, Inc.

2.11         “Effective Date” shall mean June 30, 2003.

2.12         “Key Employee” shall mean an employee of the Corporation or a Subsidiary who holds a position of responsibility in a managerial, administrative or professional capacity, or a consultant to the Corporation, in either case whose performance, as determined by the Committee in the exercise of its sole and absolute discretion, can have a significant effect on the growth, profitability and success of the Corporation.

2.13         ‘Participant” shall mean any individual to whom an Award has been granted by the Committee under this Plan.

2.14         “Plan” shall mean this James Monroe Bancorp, Inc. 2003 Equity Compensation Plan, as amended from time to time.

2.15         “Share” shall mean one share of Common Stock of the Corporation.

2.16         “Stock Exchange” shall mean the Nasdaq SmallCap Market or National Market System or the principal stock exchange upon which the Common Stock is traded or, if the Common Stock is no longer traded on such a market or a stock exchange, then such other market price reporting system on which the Common Stock is traded or quoted designated by the Committee after it determines that such other system is both reliable and reasonably accessible.

2.17         “Subsidiary” shall mean a corporation or other business entity in which the Corporation directly or indirectly owns fifty percent (50%) or more of the voting equity.

3.             Administration of the Plan.

(a)           Composition of the Committee.  The Plan shall be administered by the entire Board of Directors of the Corporation which shall serve as the Committee (“Committee”).

(b)           Powers of the Committee.  The Committee shall have all the powers vested in it by the terms of the Plan, such powers to include authority, in its sole and absolute discretion, to grant Awards under the Plan, prescribe Award Agreements evidencing such Awards and establish programs for granting Awards.

The Committee shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to (i) determine the eligible persons to whom, and the time or times at which Awards shall be granted; (ii) determine the types of Awards to be granted; (iii) determine the number of shares to be covered by or used for reference purposes for each Award; (iv) impose such terms, limitations, restrictions and conditions upon any such Awards as the Committee shall deem appropriate; (v) modify, amend, extend or renew outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards (provided, however, that, except as provided in Section 17 of the Plan, any modification that would materially adversely affect any outstanding Awards shall not be made without the consent of the holder); (vi) accelerate or otherwise change the time in which an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following termination of any grantee’s employment or other relationship with the Company; and (vii) establish objectives and conditions, if any, for earning Awards and determining whether Awards will be paid after the end of a performance period.

The Committee shall have full power and authority, in its sole and absolute discretion, to administer and interpret the Plan and to adopt and interpret such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable.

(c)           Award Agreement.  Each Award shall be evidenced by an Award Agreement containing such provisions as may be approved by the Committee.  Each such Award Agreement shall constitute a binding contract between the Corporation and the Participant, and every Participant, upon acceptance of such Award Agreement, shall be bound by the terms and restrictions of the Plan and of such Award Agreement.  The terms of each such Award Agreement shall be in accordance with the Plan, but each Award Agreement may include such additional provisions and restrictions determined by the Committee, in its discretion, provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan.  In particular, the Committee shall set forth in each Award Agreement (i) the number of Shares subject to, and the expiration date of, the Award, (ii) the manner, time and rate (cumulative or otherwise) of exercise or vesting of such Award and (iv) the restrictions, if any, to be placed upon such Award, or upon Shares which may be issued upon exercise of such Award.

The Chairman of the Board of Directors, the Chief Executive Officer of the Corporation and such other officers as shall be designated by the Committee are hereby authorized to execute Agreements on behalf of the Corporation and to cause them to be delivered to the recipients of Awards.

(d)           Non-Uniform Determinations.  The Committee’s determinations under the Plan (including, without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Award Agreements evidencing such Awards) need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

(e)           Limited Liability.  To the maximum extent permitted by law, no member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

(f)            Effect of the Committee’s Decisions.  All decisions, determinations and interpretations of the Committee shall be final and conclusive on all persons affected thereby.

(g)           Indemnification.  In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Corporation in connection with any claim, action, suit or proceeding relating to any action taken or failure to act under or in connection with the Plan or any Award granted thereunder to the full extent provided for under the Corporation’s Articles of Incorporation or Bylaws with respect to the indemnification of Directors.

4.             Eligibility.

Any Key Employee or director of the Corporation or Subsidiary is eligible to become a Participant in the Plan.

5.             Shares Available for the Plan.

(a)           Shares Reserved.  Shares of Common Stock available for issuance under the Plan may be authorized and unissued shares or treasury shares. Subject to the adjustments provided for in Section 17 hereof, the maximum number of shares of Common Stock available for grant of Awards under the Plan during shall be Two Hundred Thousand (200,000);

(b)           Shares Granted.  For purposes of calculating the number of Shares of Common Stock deemed to be granted hereunder, each Award, whether denominated in stock options, stock appreciation rights,  restricted stock, performance shares or phantom stock, shall be deemed to be a grant of a number of shares of Common Stock equal to the number of shares represented by the stock options, shares of restricted stock, performance shares, shares of phantom stock or stock appreciation rights set forth in the Award, provided, however:

(i)            in the case of any Award as to which the exercise of one right nullifies the exercisability of another (including, by way of illustration, the grant of a stock option with Tandem SARs (as hereinafter defined)), the number of Shares deemed to have been granted shall be the maximum number of Shares (and/or cash equivalents) that could have been acquired upon the maximum exercise or settlement of the Award; and

(ii)           in the case of performance share awards providing for payments in excess of 100% of the number of shares set forth in the Award Agreement, the number of shares granted shall be deemed to be the maximum number of shares (and/or the cash equivalent thereof) issuable under the Award at the highest level of performance.

(c)           Release of Shares.  Any shares for which an Award is granted hereunder that are released from such Award for any reason shall become available for other Awards to be granted under the Plan. Notwithstanding the foregoing, for purposes of calculating the number of shares available for re-grant in any year, the portion of any Award that has been settled by the payment of cash or the issuance of shares of Common Stock, or a combination thereof, shall not be available for re-grant under the Plan, irrespective of the value of the settlement or the method of its payment. The settlement of an Award shall not be deemed to be the grant of an Award hereunder.

6.             Term.

The Plan shall become effective as of June 30, 2003 subject to approval of the Plan by the Corporation’s shareholders at the 2003 annual meeting. No Awards shall be exercisable or payable before approval of the Plan has been obtained from the Corporation’s shareholders. Any Award made under the Plan prior to the date of approval by the shareholders shall be void if shareholder approval is not obtained.

7.             Participation.

The Committee shall select, from time to time, Participants from directors and those Key Employees who, in the opinion of the Committee, can advance the Plan’s purposes, and the Committee shall determine the type or types of Awards to be made to the Participant. The terms, conditions and restrictions of each Award shall be set forth in an Award Agreement.

8.             Stock Options.

(a)           Grants.  Awards may be granted in the form of stock options. Stock options may be incentive stock options within the meaning of section 422 of the Code or non-statutory stock options (i.e., stock options which are not incentive stock options), or a combination of both, or any particular type of tax advantage option authorized by the Code from time to time.

(b)           Terms and Conditions of Options.  An option shall be exercisable in whole or in such installments and at such times as may be determined by the Committee; provided, however, that no stock option shall be exercisable more than ten (10) years after the date of grant thereof.  The option exercise price shall be established by the Committee, but such price shall not be less than the per share fair market value of the Common Stock, as determined by the Committee, on the date of the stock option’s grant subject to adjustment as provided in Section 17.

(c)           Restrictions Relating to Incentive Stock Options. Stock options issued in the form of incentive stock options shall, in addition to being subject to all applicable terms, conditions, restrictions and/or limitations established by the Committee, comply with section 422 of the Code. Incentive Stock Options shall be granted (i) only to employees of the Corporation and its subsidiaries within the meaning of section 424 of the Code and (ii) within ten (10) years after the date of adoption of this Plan. The aggregate fair market value (determined as of the date the option is granted) of Shares with respect to which incentive stock options are exercisable for the first time by an individual during any calendar year (under this Plan or any other plan of the Corporation or any Subsidiary which provides for the granting of incentive stock options) may not exceed $100,000 or such other number as may be applicable under the Code from time to time. Any Incentive Stock Option that is granted to any employee who is, at the time the option is granted, deemed for purposes of section 422 of the Code, or any successor provision, to own Shares of the Corporation possessing more than ten percent of the total combined voting power of all classes of shares of the Corporation or of a parent or subsidiary of the Corporation, shall have an option exercise price that is at least one hundred ten percent (110%) of the fair market value of the Shares at the date of grant and shall not be exercisable after the expiration of five years from the date it is granted.

(d)           Additional Terms and Conditions. The Committee may, by way of the Award Agreement or otherwise, establish such other terms, conditions, restrictions and/or limitations, if any, on any stock option Award, provided they are not inconsistent with the Plan.

(e)           Payment. Upon exercise, a Participant may pay the option exercise price of a stock option in cash or Shares of Common Stock, stock appreciation rights or a combination of the foregoing, or such other consideration as the Committee may deem appropriate. The Committee shall establish appropriate methods for accepting Common Stock and may impose such conditions as it deems appropriate on the use of such Common Stock to exercise a stock option.

9.             Stock Appreciation Rights.

(a)           Grants. Awards may be granted in the form of Stock Appreciation Rights (“SARs”). SARs shall entitle the recipient to receive a payment equal to the appreciation in market value of a stated number of Shares of Common Stock from the price stated in the Award Agreement to the market value of the Common Stock on the date of exercise or surrender. An SAR may be granted in tandem with all or a portion of a related stock option under the Plan (“Tandem SARs”), or may be granted separately (“Freestanding SARs”). A Tandem SAR may be granted either at the time of the grant of the related stock option or at any time thereafter during the term of the stock option. An SAR may be exercised no sooner than six months after it is granted.  In the case of SARs granted in tandem with stock options granted prior to the grant of such SARs, the appreciation in value shall be appreciation from the option exercise price of such related stock option to the market value of the Common Stock on the date of exercise.

(b)           Terms and Conditions of Tandem SARs. Subject to limitations contained in the preceding paragraph, a Tandem SAR shall be exercisable to the extent, and only to the extent, that the related stock option is exercisable. Upon exercise of a Tandem SAR as to some or all of the Shares covered by an Award, the related stock option shall be canceled automatically to the extent of the number of SARs exercised, and such Shares shall not thereafter be eligible for grant under Section 5 hereof.

(c)           Terms and Conditions of Freestanding SARs. Freestanding SARs shall be exercisable in whole or in such installments and at such times as may be determined by the Committee. The base price of a Freestanding SAR shall also be determined by the Committee; provided, however, that such price shall not be less than the fair market value of the Common Stock, as determined by the Committee, on the date of the award of the Freestanding SAR.

(d)           Deemed Exercise. The Committee may provide that an SAR shall be deemed to be exercised at the close of business on the scheduled expiration date of such SAR, if at such time the SAR by its terms is otherwise exercisable and, if so exercised, would result in a payment to the participant.

(e)           Additional Terms and Conditions. The Committee may, consistent with the Plan, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions and/or limitations, if any, on any SAR Award, including, but not limited to, determining the manner in which payment of the appreciation in value shall be made.

10.          Restricted Stock Awards.

(a)           Grants. Awards may be granted in the form of Restricted Stock Awards. Restricted Stock Awards shall be awarded in such numbers and at such times as the Committee shall determine.

(b)           Award Restrictions. Restricted Stock Awards shall be subject to such terms, conditions, restrictions, or limitations as the Committee deems appropriate including, by way of illustration but not by way of limitation, restrictions on transferability, requirements of continued employment or individual performance or the financial performance of the Corporation. The Committee may modify, or accelerate the termination of, the restrictions applicable to a Restricted Stock Award under such circumstances as it deems appropriate.

(c)           Rights as Shareholders.  During the period in which any restricted shares of Common Stock are subject to the restrictions imposed under the preceding paragraph, the Committee may, in its discretion, grant to the Participant to whom such restricted shares have been awarded all or any of the rights of a shareholder with respect to such shares, including, by way of illustration but not by way of limitation, the right to vote such shares and to receive dividends.

(d)           Evidence of Award. Any Restricted Stock Award granted under the Plan may be evidenced in such manner as the Committee deems appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates.

11.          Phantom Stock.

(a)           Grants. Awards may be granted in the form of Phantom Stock Awards. Phantom Stock Awards shall entitle the Participant to receive the market value or the appreciation in value of an equivalent number of shares of Common Stock on a settlement date determined by the Committee.

(b)           Additional Terms and Conditions. The Committee may, consistent with the Plan, by way of Award Agreement or otherwise, determine such other terms, conditions, restrictions or limitations, if any, on any Award of Phantom Stock.

12.          Performance Shares.

(a)           Grants. Awards may be granted in the form of Performance Shares. “Performance Shares” shall mean interests the entitlement to which is based upon the attainment of predetermined Performance Targets as hereinafter defined during a Performance Period as hereinafter defined. At the end of the Performance Period, Performance Shares shall be converted into Common Stock (or Common Stock and cash, as determined by the Award Agreement) and distributed to Participants based upon such entitlement.

(b)           Performance Criteria. The Committee may grant an Award of Performance Shares to Participants as of the first day of each Performance Period. As used herein, the term “Performance Period” shall mean the period during which a Performance Target is measured and the term “Performance Target” shall mean the predetermined goals established by the Committee. A Performance Target will be established at the beginning of each Performance Period. If at the end of the Performance Period, the Performance Target is fully met, the Performance Shares will be converted 100% into shares of Common Stock (or the cash equivalent thereof, as determined by the Award Agreement) and issued to the Participant. Award payments in excess of 100% shall be permitted based upon an attainment in excess of 100% of the Performance Target. If the Performance Target has not been fully met, Performance Shares will be converted and delivered only to the extent, if any, provided at the time of the grant of such Award for conversion based upon partial attainment of the Performance Target and the balance of the Performance Shares will be forfeited to the Corporation and available for reissuance pursuant to Section 5 hereof. Award payments made in cash rather than the issuance of Common Stock shall not, by reason of such payment in cash, result in additional shares being available for reissuance pursuant to Section 5 hereof.

(c)           Additional Terms and Conditions. The Committee may, consistent with the terms of this Plan, by way of the Award Agreement or otherwise, determine the manner of payment of Awards of Performance Shares and other terms, conditions, restrictions or limitations, if any, on any Award of Performance Shares.

13.          Payment of Awards.

Except as otherwise provided herein, Award Agreements may provide that, at the discretion of the Committee, payment of Awards may be made in cash, Common Stock, a combination of cash and Common Stock, or any other form of property as the Committee shall determine. Further, the terms of Award Agreements may provide for payment of Awards in the form of a lump sum or installments, as determined by the Committee.

14.          Dividends and Dividend Equivalents.

If an Award is granted in the form of a Restricted Stock Award, Phantom Stock Award or a Freestanding SAR, the Committee may choose, at the time of the grant of the Award, to include as part of such Award an entitlement to receive dividends or dividend equivalents, subject to such terms, conditions, restrictions or limitations, if any, as the Committee may establish. Dividends and dividend equivalents shall be paid in such form and manner and at such time as the Committee shall determine. All dividends or dividend equivalents which are not paid currently may, at the Committee’s discretion, accrue interest or be reinvested into additional Shares of Common Stock.

15.          Termination of Employment.

The Committee may adopt Administrative Policies determining the entitlement of Participants who cease to be employed by either the Corporation or Subsidiary whether because of death, disability, resignation, termination or retirement pursuant to an established retirement plan or policy of the Corporation or of its applicable Subsidiary.  Such matters may also be dealt with under the terms of Award Agreements.

Notwithstanding the provision of any stock option granted hereunder which provides for its exercise over a stated vesting period as indicated in the Award Agreement, such stock option shall become immediately exercisable and fully vested upon the Participant’s death or Permanent and Total Disability.

Any stock option granted hereunder shall be exercisable by a Participant:

(i)            in the event of death, within two (2) years from the date of death (but not later than the date on which the option would otherwise expire) by the personal representatives of his estate or person or persons to whom his rights under such option shall have passed by will or by laws of descent and distribution;

(ii)           in the event of permanent and total disability (as such term is defined in Section 22(e)(3) of the Code), within one (1) year from the date of such permanent and total disability, but not later than the date on which the option would otherwise expire.

16.          Assignment and Transfer.

The rights and interests of a Participant under the Plan may not be assigned, encumbered or transferred except (a) in the event of the death of a Participant, by will or the laws of descent and distribution, and (b) as may be explicitly set forth in an Award Agreement.

17.          Adjustments Upon Changes in Capitalization.

In the event of any change in the outstanding Shares of Common Stock by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure or shares of the Corporation, the maximum aggregate number and class of shares as to which Awards may be granted under the Plan and the shares issuable pursuant to then outstanding Awards (and the exercise price of any outstanding stock options) shall be appropriately adjusted by the Committee, whose determination shall be final.

18.          Withholding Taxes.

The Corporation or the applicable Subsidiary shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment tax required by law to be withheld with respect to such payment or may require the Participant to pay to it such tax prior to and as a condition of the making of such payment. The Committee may allow a Participant to pay the amount of taxes required by law to be withheld from an Award by withholding from any payment of Common Stock due as a result of such Award, or by permitting the Participant to deliver to the Corporation shares of Common Stock having a fair market value, as determined by the Committee, equal to the amount of such required withholding taxes.

19.          Regulatory Approvals and Listings.

Notwithstanding anything contained in this Plan to the contrary, the Corporation shall have a no obligation to issue or deliver certificates of Common Stock evidencing Restricted Stock Awards or any other Award payable in Common Stock prior to (a) the obtaining of any approval from any governmental agency which the Corporation shall, in its sole discretion, determine to be necessary or advisable, (b) the admission of such shares to listing on the Stock Exchange and (c) the completion of any registration or other qualification of said shares under any state or federal law or ruling of any governmental body that the Corporation shall, in its sole discretion, determine to be necessary or advisable.

20.          No Right to Continued Employment or Grants.

Participation in the Plan shall not give any Key Employee any right to remain in the employ of the Corporation or any Subsidiary or any director the right to remain as a director of the Corporation or any Subsidiary. The Corporation or, in the case of employment with a Subsidiary, the Subsidiary, reserves the right to terminate the employment of any Key Employee at any time. The adoption of this Plan shall not be deemed to give any Key Employee or any other individual any right to be selected as a Participant, to be granted any Awards hereunder or if granted an Award in any year, to receive Awards in any subsequent year.

21.          Amendment.

The Corporation reserves the right to amend, modify or terminate this Plan at any time by action of its Board of Directors, or, by action of the Board of Directors with the consent of a Participant, to amend, modify or terminate any outstanding Award or Award Agreement, except that the Corporation may not, without shareholder approval, adopt any amendment which would (a) materially increase the benefits accruing to Participants under the Plan, (b) materially increase the number of shares of Common Stock which may be issued under the Plan (except as specified in Section 17), or (c) materially modify the requirements as to eligibility for participation in the Plan. Moreover, no action may be taken by the Corporation (without the consent of the Participant) that will impair the validity of any Award then outstanding or that will prevent any incentive stock options issued or to be issued under this Plan from being “incentive stock options” as defined under section 422 of the Code or any successor provision.

22.          Change In Control.

(a)           Stock Options. In the event of a Change In Control options not otherwise exercisable at the time of a Change In Control shall become fully exercisable immediately prior to such Change In Control and, in the discretion of the Committee, (i) the options shall be assumed, or an equivalent option substituted, by any successor corporation to the Corporation, or (ii) the Corporation shall make provisions for the Participant to exercise the options for a minimum of forty-five (45) days prior to the Change In Control as to all Shares subject to the options.

(b)           Stock Appreciation Rights. In the event of a Change In Control, Tandem SARs not otherwise exercisable upon a Change In Control shall become exercisable to the extent that the related Stock Option is exercisable. Freestanding SARs not otherwise exercisable upon a Change In Control shall also become fully exercisable upon such Change In Control.

(i)            The Corporation shall make payment to Participants with respect to SARs in cash in an amount equal to the appreciation in the value of the SAR from the base price specified in the Award Agreement to the Change In Control Price;

(ii)           Such cash payments to Participants shall be due and payable, and shall be paid by the Corporation, immediately upon the occurrence of such Change In Control; and

(iii)          After the payment provided for in (ii) above, Participants shall have no further rights under SARs outstanding at the time of such Change In Control.

(c)           Restricted Stock Awards. In the event of a Change In Control, all restrictions previously established with respect to Restricted Stock Awards will conclusively be deemed to have been satisfied. Participants shall be entitled to have issued to them the Shares of Common Stock described in the applicable Award Agreements, free and clear of any restriction or restrictive legend, except that if, upon the advice of counsel to the Corporation, Shares of Common Stock cannot lawfully be issued without restriction, then the Corporation shall make payment to Participants in cash in an amount equal to the Change In Control Price of the Common Stock that otherwise would have been issued:

(i)            Such cash payments to Participants shall be due and payable, and shall be paid by the Corporation, immediately upon the occurrence of such Change In Control; and

(ii)           After the payment provided for in (i) above, Participants shall have no further rights under Restricted Stock Awards outstanding at the time of such Change In Control of the Corporation.

(d)           Phantom Stock. In the event of a Change In Control:

(i)            All restrictions and conditions, if any, previously established with respect to Phantom Stock Awards will conclusively be deemed to have been satisfied and fulfilled, and the Corporation shall make payment to Participants in cash in an amount necessary to satisfy the Participants’ rights under Phantom Stock Awards in accordance with the amounts otherwise payable by the Corporation pursuant to the Award Agreement;

(ii)           Such cash payments shall be made to Participants by the Corporation immediately prior to the occurrence of such Change In Control; and

(iii)          After the payment provided for in (ii) above, the Participants shall have no further rights under Phantom Stock Awards outstanding at the time of such change of control of the Corporation.

(e)           Performance Shares. In the event of a Change In Control:

(i)            All previously established Performance Targets will be conclusively deemed to have been met. Participants shall be entitled to a pro-rata proportion of the shares of Common Stock which would have been issued to them upon conversion of any outstanding Performance Shares at the end of the

Performance Period (based upon the applicable Performance Targets, which are conclusively deemed to have been met by reason of the Change In Control), payable in the manner specified in subsection (ii) hereof. The pro-rata proportion of the shares of Common Stock to be issued shall be equal to a fraction, the numerator of which is the duration of the Performance Period prior to such Change In Control and the denominator of which is the original length of the Performance Period;

(ii)           In lieu of issuing shares of Common Stock upon such conversion of Performance Shares, the Corporation shall make payment to Participants in cash in an amount equal to the Change In Control Price of the shares of Common Stock that would have been issued under paragraph (i) above;

(iii)          Such cash payments to Participants shall be due and payable, and shall be paid by the Corporation, immediately upon the occurrence of such Change In Control; and

(iv)          After the payment provided for in (ii) above, the Participants shall have no further rights under awards of Performance Shares outstanding at the time of such Change In Control of the Corporation.

(f)            Miscellaneous. Upon a Change In Control, no action shall be taken which would adversely affect the rights of any Participant or the operation of the Plan with respect to any Award to which the Participant may have become entitled hereunder on or prior to the date of the Change In Control or to which he may become entitled as a result of such Change In Control.

23.          No Right, Title or Interest in Corporation Assets.

No Participant shall have any rights as a shareholder as a result of participation in the Plan until the date of issuance of a stock certificate in his name except, in the case of Restricted Stock Awards, to the extent such rights are granted to the Participant under Section 10(c) hereof. To the extent any person acquires a right to receive payments from the Corporation under this Plan, such rights shall be no greater than the rights of an unsecured creditor of the Corporation.

24.          Payment by Subsidiaries.

Settlement of Awards to employees of Subsidiaries shall be made by and at the expense of such Subsidiary.  Except as prohibited by law, if any portion of an Award is to be settled in shares of Common Stock, the Corporation shall sell and transfer to the Subsidiary, and the Subsidiary shall purchase, the number of shares necessary to settle such portion of the Award.

25.          Governing Law.

The Plan shall be governed by and. construed in accordance with the laws of the Commonwealth of Virginia, except as preempted by applicable Federal law.